Exhibit 99.1

Xerium Technologies

Q2 2010 Earnings Call

August 12, 2010 9:00 am ET

Operator

Ladies and gentlemen, welcome to the Xerium Technologies second quarter 2010 financial results conference call on August 12, 2010. [Operator Instructions]

I would now like to hand the conference over to Mr. Kevin McDougall, Executive Vice President and General Counsel. Please proceed, sir.

Kevin McDougall

Thank you and welcome to Xerium Technologies’ second quarter 2010 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies; Dave Maffucci, Executive Vice President and Chief Financial Officer; and Brian Fox, Interim CFO.

Stephen will start the discussion this morning with an update on our progress and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after the market closed on Wednesday, August 11, 2010. Notification of this call was broadly disclosed, and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we’ll refer to during this conference call.

I also note that we will make comments today about future expectations, plans and prospects for the Company that constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our view as of today, August 12, 2010, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as adjusted EBITDA that are key metrics for our credit facility covenants and that we may use internally to assess liquidity and financial performance and therefore believe will assist you in better understanding our Company. Reconciliation to these measures to the comparable GAAP numbers are available in our press release and in the slide presentation, which are each posted in the Investor Relations section at our website at www.xerium.com.

With that, I’ll turn our call over to Stephen.

Stephen Light

Thanks, Kevin. Good morning, ladies and gentlemen. Thanks for taking time this morning to join us for the Xerium Technologies investor call. I want to begin by telling you that I am very pleased with the progress we made this quarter, and it’s been a very busy quarter.

I am also proud of the extraordinarily professional way in which our employees conducted themselves, leading up to and throughout the process of our recently completed court-supervised recapitalization.

Simultaneously, I’m appreciative of the confidence our customers expressed in our strategy as they stayed with us throughout this difficult time. Their loyalty to Xerium and its products is evidenced on the bookings graphics we’ll discuss in a little while; and by the steady growth in our sales, which continued unabated during the 43 days of our bankruptcy.

As we’ve done each quarter in the past year, last night we published our earnings press release. And as Kevin indicated, we also posted a set of relevant Powerpoint slides in the investor section of our Xerium website.

Now, I’ll present my prepared remarks in concert with those slides. Please do note and read the disclaimer on Slide 2 at your convenience. I’m going to begin with just a few remarks about our emergence from bankruptcy on May 26 [emergence date was May 25, 2010], and then move quickly on to the performance of the business.

On Slide 3, we present a view of our debt before and after the completion of our successful recapitalization. Since we wanted to make this improvement as clear as possible and without the variations caused by the recent flux in currency exchange rates, we’re presenting this chart in constant currency for all periods.

Prior to our bankruptcy filing, approximately 40% of our debt was denominated in euros and 10% denominated in Canadian dollars. The remainder denominated in U.S. dollars. Today, primarily owing to the change in value of the euro versus the dollar, the allocation of debt is 28% in euros, 10% Canadian dollar and 62% in U.S. dollar. When the debt was recast as part of the emergence process, the euro was trading at $1.26 U.S. dollars, which decreased the amount of euro debt that carried over to the new credit facilities.

As of the close of Q2, we had $474 million of debt, comprised of a senior term note of $60 million, a second term loan of $407 million, and outstanding amounts under local credit facilities of $7 million. We had total liquidity of $59 million, including $33 million of unrestricted cash and un-drawn revolving credit facility of $26 million.

On a constant currency basis, our debt has decreased $130 million after a $10 million payment to reduce the amount of debt owed to our pre-petition lenders and the fees associated with the bankruptcy process, which included amounts paid to our various service providers and advisors and those of the lenders.

As a result of the recapitalization, our pro forma annual debt service has been reduced by $32 million. In future quarters, this slide will show our debt after the bankruptcy period only. Nearly concurrent with completing the bankruptcy process, the New York Stock Exchange notified us that we were no longer on their watch list. We are now fully compliant with their listing standards and it is our expectation we will remain so.

Operationally, the Company is making steady progress recovering from the recession in the paper industry by adhering to its three tiered strategy of managing in a financially prudent manner with a focus on cash management; developing and introducing new products our customers value; and supporting our people in a way that allows for their maximum contribution from their skills and their dedication. It is that third strategy, our focus on our people and their dedication to Xerium and its customers, that kept the Company on track through this most difficult period.

Year-to-date, most of our customers are recovering more rapidly than was expected when our operational plans were made last fall. In fact, the tonnage of paper produced has recovered far more quickly than the 2% to 3% that the forecasters had expected as recently as December. In Asia, paper production growth is estimated to be approximately 10% up this year while trailing off slightly next year. North American and European paper makers are seeing high single digit growth in the aggregate, but tissue and packaging grades are particularly strong.

Even newsprint has seen some resurgence. However, so many newsprint mills have closed, that in our view it is highly unlikely that we’ll see 2008 production levels again.

Meanwhile, paper prices have risen several times this year and notwithstanding the beginning of the softening of pulp prices in South America as the Chilean mills come back on line after the earthquake, we believe overall strong demand will continue to support the much higher pricing we’re seeing now. As those of you that have been on prior Xerium earnings calls may remember, I expressed concern about the viability of the recovery and chose to follow a conservative posture relative to hiring and investment.

We established FedEx’s activities as one of several key indicators of economic recovery as nearly everything that flies on one of their planes is in a paper box or paper envelope. I said that when FedEx recalled its pilots and brought the mothballed airplanes back from the desert, I believed the market was truly coming back.

Approximately one month ago, FedEx announced their pilot recall, their reinstatement of mothballed aircraft, and a large order for new Boeing freighters. I want to emphasize that FedEx tonnage is only one of the many indicators of the recovery we’re using, along with paper company quarterly earnings, our industry association data, paper production data and many others. But it’s proving to be a good proxy and subsequently, my confidence in the sustainability of the recovery is increasing.

On Slide 4, we show our revenue for the second quarter. Revenue improved 9.9% over the year-ago period. On a currency neutral basis, compared to the first quarter [should have been “second quarter of 2009”], we have increased our PMC sales by nearly 13%. Roll sales have increased 9.5% [should have been 9.3%] in the same period on a constant currency basis.

Today, in these remarks, you’ll hear reference to the impact of the volatility of the euro and its effects on the Company’s performance. For those of you who track currencies, you’ll recognize that the average exchange rate of the euro in Q2 of ‘09 was $1.36, while in Q1 of this year it was $1.38, and then in just-completed quarter it averaged $1.27. That’s only a 1.5% change from Q2 of ‘09 to Q1 of ‘10, but a significant 8% change from Q1 to Q2 of 2010.

Since we derive approximately 40% of our revenue from transactions denominated in euros, swings of this magnitude have a measurable impact on many of the Company’s financial measurements. To make sure this currency fluctuation does not lead us to make incorrect long-term decisions, we’ve been closely tracking tons of press felts and square meters of forming fabrics and dryers as a more indicative metric of economic activity.

I’ve spoken previously of my concern about the speed of the recovery in our market is potentially the result of inventory replenishment at our customers’ paper mills. I’m pleased to tell you that we’ve seen no evidence of this occurring to date. It appears to us from our survey data that the amount of PMC inventory in the supply chain has declined to a new and stable level, nearly 20% below its peak in the fall of 2008. This lower inventory will lessen the time we have to respond to future changes in demand, but will give us better insight into our customers’ health and that of their end-markets.

As shown in our press release, our gross margin on sales has also improved over the prior year and the previous quarter, from 37.7% in Q2 of ‘09 to 38.9% in Q2 of 2010. This is primarily due to the increased factory loading we’re experiencing under the heightened customer demand, and to continuous cost reductions being implemented in our plants. I’ll comment about pricing in just a moment.

Slide 5 displays trailing 12-month adjusted EBITDA. You’ll note that adjusted EBITDA was more than $25 million in the quarter, as measured by the definition in our new credit facilities. We achieved a very respectable 19% bank-adjusted EBITDA margin on sales. This definition is slightly different than the definition used to calculate the data points on this chart prior to Q1 of 2010. We don’t plan to reconcile these two definitions here, but a reconciliation of the definition is available on the website.

I also encourage you to carefully read the footnotes on this chart. As with our debt graphic and future earnings releases, this slide will only display the period post-bankruptcy, so that we have a consistent definition and enable more accurate quarterly comparisons.

This can be seen on Chart 6. Sales prices have firmed throughout this phase of the economic recovery, following a precipitous decline we had in the second half of 2009. Our ability to keep our pricing stable is the direct result of our sales team’s progress in selling the value of our products and the rapid acceptance and contribution of our many new products.

Our products make the measurable difference in the way our customers’ machines operate, and they are willing to pay the price we require to enjoy those gains in productivity and production costs. I expect the pricing environment to remain fairly stable for the foreseeable future.

Now let’s move to Chart 7. We are once again focusing efforts on driving down SG&A expenses, which have been fairly stable during the time our management team was consumed with executing the bankruptcy process. This stable performance has been achieved even though we reinstated the Company’s 401(k) matching program for U.S.-based employees and reinitiated merit increases after an 18-month freeze.

For the second quarter of 2010, our SG&A expenses as a percent of sales were 28.6%, excluding financial restructuring costs. Although this percentage is fairly close to the best level achieved in the fall of 2008 and spring of 2009, and [sales] is $37.7 million lower than it was two years ago, a reduction of 22%; it is not as low as we believe we can achieve. So consequently, we’re addressing many expense reduction opportunities we’ve been able to identify.

New product sales shown on Slide 8, which reached approximately 30% of total revenue or $40 million, are halfway to our 2012 goal we established of 60% of revenue from products introduced in the prior five years. To accomplish this improvement, we’ve challenged our engineers in both the rolls and PMC segments to maximize product standardization.

Using this product development strategy, we can reduce our operational cost and maximize output with the existing equipment, while simultaneously maximizing individual client product customization. Both standardizing and customizing seem contradictory. Our engineers have it figured out, and we’re making good progress in that direction.

We’ve also established product introduction support teams so that we can assure our customers top-notch engineering support as they put our new products on to their machines for the first time. Our focus on first time trial run success is increasing our reorder rates significantly.

I believe the steady improvement in both rolls and clothing new product sales is testimony to the skills that these teams in showing customers how these new products can result in measurable improvement to the paper maker.

One new paper machine clothing product I’d like to highlight this quarter is named “Impact.” First spending to develop Impact occurred with a modest capital investment late in the summer of 2008. Customer trials began approximately one year later. Impact is a new press felt product that does not use the loom woven base material common in our industry, but rather is made with a non-woven technique in which heat is used to fuse yarns together.

Applications for this new press felt include most of the product segments we serve today, but we are particularly excited about its applications to tissue production, the fastest growing paper grade. The benefits of Impact to customers come in fast start-up, higher performance, and long and predictable life; while the benefits to us through reduced CapEx requirements, increased production capacity, and the ability to address segments for the paper market in which we’ve not participated.

In fact, in some territories, non-woven press felts like Impact have grown to nearly 26% of the market. Historically, we’ve competed against this class of products with our more costly woven products, and we’ve been only partially successful. Impact gives us the product we need to compete on an even basis.

Our new product pipeline remains full and our engineers are busy on the next generations of our products. So I am optimistic we’ll achieve our goal of 60% of revenue from products developed within the prior five years by 2012.

Not surprisingly, considering our nearly two-year focus on releasing trapped cash, we’re doing very well in managing our trade working capital shown on Chart 9. Trapped cash is our terminology for the extra cash we have on the balance sheet above what we have if we had six inventory turns, 50 receivable days and 75 payable days, excluding payroll.

Since trapped cash is down to just $36.1 million, our trade working capital at 24.3% of revenue equaled our best previous performance since we began tracking this metric and shows a two-year 16% reduction in percentage to revenue versus Q2 of 2008, when we started to focus on this. Had we not made these improvements, we would have $25 million more trade working capital than we do now.

This improvement is being made in all areas of trapped cash reduction. For example, inventory closed the quarter at 4.5 turns, while receivable days outstanding were only 57.3. I’m very pleased with that performance, but more so when considering the increase in our Asian business versus two years ago and the longer pay cycles of those customers.

We continue to identify additional opportunities to reduce the absolute amount of inventory we have through supplier coordination, reducing in-plant cycle time, further curtailments in our much reduced consignment inventories, and reducing scrap and rework provisions.

As we progress through the year, we are carefully applying our CapEx where we need it. We have several large pieces of equipment in installation in South America and will also shortly be installing new looms in North America and Europe, which will further increase our press felt and forming fabric capacity in the coming year. These investments will help us reduce our delivery lead time substantially. Our CapEx performance is shown on chart 10.

The looms that we’re soon to install were previously committed in 2007 for our now cancelled Vietnam factory. Although we are currently under our CapEx spending plan for the year, I’m confident we’re not under-spending CapEx, but rather are making certain we have the best projects identified regardless of where they’re being implemented.

I am less concerned about not spending the full $32 million available for the full year of 2010 than I am about making the best long-term investment decisions to optimize our capabilities.

Finally, I have a few comments about quarterly PMC and roll bookings. The charts begin at Slide 11. All three of the booking charts are suppressed by the impact of the euro. Nonetheless, the stability of the bookings charts speaks to a firming market and settling back into a more orderly tempo.

You will note that on all three bookings charts – consolidated, PMC, and rolls – April was the low point in quarterly bookings. April was the first month following our bankruptcy filing, and I think it’s not a surprise that customers were somewhat skittish until they fully understood our plans and saw how quickly we’re moving to plan approval. Each month since April has shown increasing strength.

Of note on Chart 13 is the improvement in rolls bookings. At $16.8 million, June received the strongest bookings we’ve had in more than a year. We see this as another positive sign that our full market is recovering.

Finally, Xerium’s China cooperation initiative, which we spoke about on our last call, continues to make progress as we and our counterparties develop collaborations that will serve us and our customers in the entire South Asia region. We have developed a very good understanding of the size and the stratification of the Asian market and see several paths for our increased participation. We’ll describe more about this project as we progress.

Ladies and gentlemen, that concludes my prepared remarks. I am ready for the first question.

Operator

[Operator Instructions] The first question comes from the line of Kevin Cohen from Imperial Capital.

Kevin Cohen - Imperial Capital

Good morning, thanks. Stephen, I was wondering if you could comment a little bit about the favorable dynamics in terms of pricing and how that’s turned around a little bit. I guess in the second quarter, if you were to give us a sense as to the price change due to mix and the price change due to absolute prices going up and more importantly what are seeing in the second half on that front?

Stephen Light

Maybe a little background, as I know your firm has been a fairly new entrant to us. We began our pricing work in the spring of 2008 when we recognized that Xerium was a leader in the downspiral or had been a leader in the downspiral on pricing.

And I announced an action that I had taken with the organization that essentially said we are not going to be the downward leader any longer, we are going to firm up. Our product is not a commodity. We are going to sell on the contribution value and it’s time to solidify the prices. Some customers will buy on price, and those are not customers that we are going to chase.

So we have acted in that direction or with that intent since about, I’m going to say, April or May of 2008. And what you are seeing on our pricing chart is really the result of being pretty tenacious holding on to that strategy or on to that operational dictate.

Now you saw some softening in the fourth quarter. Late in the third and fourth early quarter of 2009, we had competitors who were attempting to take share based on the announced struggles that we were in with the hope that frightened customers or distressed customers would shift over, thinking about perhaps Xerium would not exist.

We followed that action in order to protect customer share. What you are seeing in first and second quarter is that playing field coming back level again, I think as our customers and our competitors recognized that we are financially very strong. So we’re going to continue to be not the high priced leader, but certainly value selling, which tends to give us better pricing than we’ve had before.

And in terms of mix, mix for us is a very complicated subject because not only do we have rolls, but we have three styles of paper machine clothing. We are enjoying some significant changes in the mix that we deliver. You could see that our press felt, or rather our paper machine clothing grows at almost 13% currency adjusted, exceeded the growth that we had on the rolls side, so there is a mix shift there.

There is also a mix shift going on within PMC, but that is competitive sensitive information. So I’m pretty comfortable that the pricing environment is going to remain stable to slightly favorable, which is what we’re seeing. We certainly are going to behave in a manner consistent with how we’ve done it since 2008. I hope that answers your question.

Kevin Cohen - Imperial Capital

And then in terms of the competitive environment, are you seeing other producers out there being more disciplined on the pricing front and not trying to gain market share at the expense of price? Or what are you seeing sort of generically out there on that front?

Stephen Light

Well, other than some domestic producers in China, we see a pretty disciplined paper machine clothing and rolls industry at this point. We’re all focused on satisfying increasing customer demand. I don’t believe that any of our competitors were reading a different forecasting book than we were in the fall of last year, so the resurgence in the market, about 10%, is far greater than what any of us had expected. So we’re all focused on our factories and making sure we maintain as short a lead time as possible as demand has surged.

Kevin Cohen - Imperial Capital

Do you have a sense to the adjusted EBITDA as it progressed in the quarter when you sort of look at June versus May versus April just to get a sense as to kind of where the Company was closer toward the end of the quarter, given you comment that June was the strongest booking month in more than a year?

Stephen Light

Of course that’s information that we don’t provide. But I think if I could give you sort of a market intensity sense for the quarter. Customers were not surprised, but customers were appropriately conservative once we filed. And you’ll recall that we filed on March 30. So we really started the quarter with, “Good morning, we just filed bankruptcy.” And you’d expect customers to sort of hold back a little bit in that case. We came through the bankruptcy process in very good order, very quickly. I like to think we did what we said we’re going to do.

Other than the lenders, there was only one action that we took to impair a creditor and that was a lease in our Westborough Massachusetts accounting facility in order to shorten the end of that lease and get the finance organization consolidated here in Raleigh. So customers I think were concerned because many of our customers as you probably know, given that we do majority of our work outside of the United States, many of our customers were not familiar with the concept of chapter 11, which is unique to the U.S. court system.

So we had a tremendous job, which I think we did well, of educating customers about what that meant and when we planned on coming out and the fact that this was a balance sheet restructuring, this was not a liquidity restructuring. We did what many considered to be a PIPE, but we used the courts to do it. And as we came through that and customers realized, “Well, Xerium’s coming through this thing quickly and not only that, they’re going to be a whole lot stronger when they come out the other side, with reduced debt.” That’s when the order started to take off.

And as I indicated that June rolls ordering rate of $16.8 million was the best we’ve seen a year. And actually we didn’t look back past a year. But I suspect to see even better. It’s even been longer than a year since we saw a level of that magnitude.

Kevin Cohen - Imperial Capital

Thanks, that’s very helpful, Stephen.

Operator

Your next question comes from the line of DeForest Hinman from Walthausen & Co.

DeForest Hinman - Walthausen & Co.

To start off with, we’re seeing a large uptake in PMC orders, but they’re not necessarily translating into sales at least immediately. So we’re trying to put that together with your comments regarding the fact that we’re not seeing inventory restocking. So why aren’t we seeing the sales pick up more quickly given the high level of orders?

Stephen Light

I can tell you that in some of our grades of PMC where we’ve got very strong orders, lead times are pushing out. We are running our felt factories; our paper machine clothing press felt factories essentially at capacity or actually maybe even a little higher using overtime.

In the fall of 2008, the Company, in anticipation of the recession forthcoming, mothballed its Geelong, Australia, press felt facility and took out about 15% of our capacity in that particular market. With the resurgence of our customers and the acceptance of new products, we are quickly bringing back on line some of that shuttered or mothballed capacity.

Now it’s not our intention to restart that factory fully, but we are bringing it back on line in order to shorten response time to orders, but there are grades of our products where lead times have gone out far longer than what we would have expected.

Now it’s not our intent to chase that demand at least at this point with significant investment, which even if we were to decide to add capacity, it would take a fair while to do. I mean it’ll take more than a year because of equipment lead times. So there is a significant increase in our backlog.

DeForest Hinman - Walthausen & Co.

Is it fair to say that we would have sales in the PMC that will be more back-half weighted, if that’s the case, or are we going to see those pushed out even longer than that?

Stephen Light

As you know, the Company’s posture is that we don’t provide guidance. I am comfortable telling you that we don’t see a slowdown in the activity in the market from where it is today. And today, it’s certainly better than it was in Q1.

DeForest Hinman - Walthausen & Co.

Well, maybe a different way of asking that. How long would it take to get that Australian group kind of running into level that you feel needs to be at?

Stephen Light

Our Australian facility provided first output in July.

DeForest Hinman - Walthausen & Co.

And your order bookings for the second quarter relative to one of your large competitors were much higher. Are we taking market share at this point?

Stephen Light

If you could only see the smile on my face. We read with interest the transcript of our competitor and noted that there was a difference. I would not make the conclusion that we are taking market share or that they are losing market share. There are quite a number of non-public companies in this space.

DeForest Hinman - Walthausen & Co.

And then in the past, we talked about some customers deferring roll maintenance where they swap a roll out and they’d have a kind of used roll just sitting there. Is that still the case or are the customers feeling more confident where they’re going to do some of that roll maintenance?

Stephen Light

Let me give you a couple answers to that question. The first one is that I think there is a long-term drive by the customers to extend the life of the rolls. And it’s kind of iffy. I mean they are or have been accepting a greater level of risk of a catastrophic failure of a roll that required a machine shutdown.

With the help of the paper consumers and the increased demand on our customers, the paper manufacturers, my sense is that risk tolerance is going down and hence the very strong rolls bookings that we saw in the quarter.

So I think the rolls business is coming back to be more reflective of the overall activity in the paper manufacturing market.

DeForest Hinman - Walthausen & Co.

And we did book some improvement in gross margin in the second quarter. Do you still anticipate margin expansion in the second half of this year?

Stephen Light

Well, the specific reasons that were cited for the improvement were increased utilization of our plants and continuous cost reductions. I think those things will continue. We don’t see any kind of slowdown in the application of our factories or the absorption of the overhead structure, and we are absolutely fixated on cost reduction.

I’ll have to tell you that for almost a year, maybe conservatively nine months, the senior management team of this Company has been pretty heavily focused on balance sheet recapitalization, balance sheet restructuring. And we’ve not been able to devote 100% of our time to the things that improve the operations. That’s all behind us. And we are able now to come back to how we think we run the Company best.

You heard the discussion about trapped cash, inventory turns, firming pricing, new products – all of that is driving the kind of improvement that will enhance long-term gross margin.

DeForest Hinman - Walthausen & Co.

And you talked about the positive order growth in June. Would be willing to comment on July?

Stephen Light

No, I wouldn’t. But thanks for asking. No, we won’t give you a wink at the third quarter until it’s complete.

DeForest Hinman - Walthausen & Co.

And then you commented on what you’re calling a co-op agreement in China. Is that the same as the MOU that was discussed on last conference call or is it something different?

Stephen Light

No, it’s the same agreement. We continue to make progress working with our counterparty. I used the word collaboration this time as opposed to the legalistic term of Memorandum of Understanding. We’re working hand in glove with those folks to see how they and we can profit in that market.

DeForest Hinman - Walthausen & Co.

And then on the G&A line, I am looking at that number on a GAAP basis. There is some one-time costs in there I guess in the first quarter, but the second quarter is looking a little bit cleaner. We have the 401(k) match going back, and we have some comp increase that we have been doing. If we assume kind of no FX movement going forward, is that kind of a good dollar amount to be using for modeling purposes?

Stephen Light

Yes, I think that’s reasonable. The two CFOs in the room were both nodding slightly. Brian points out to subject to increases in variable expenses such as commissions related to increasing revenue, should that occur.

DeForest Hinman - Walthausen & Co.

And then I know in restructuring documents, we’ve talked about various charges that we’ll have to be taking post-bankruptcy. It looks like we took a fairly large amount in the quarter, which is not surprising. But the outlook for restructuring charges in the second half of the year looks like it does include a little bit more from North Bay. Is there anything else we should be assuming in the second half from a charge perspective?

Stephen Light

I think how I would answer that is to say that the Company will continue to seek operational restructuring in order to continue to drive its costs down. There is nothing major on the horizon that would change the run rate that you’ve seen.

DeForest Hinman - Walthausen & Co.

And on the cash flow side, we have negative operating cash flow for the quarter. I am assuming that the working capital contribution was positive. So there was a lot of fees that we ended up paying that were related to the restructuring. Have there been any fees that have been accrued, that were not paid, that would influence operating cash flow in the third quarter, or should we expect a clean operating cash flow number in the third quarter?

Stephen Light

There is some carryover from the process. There was more than $20 million cash paid in the second quarter related to recapitalization fees.

DeForest Hinman - Walthausen & Co.

And my last question is on the diluted share count. Your numbers are a little bit different than my estimate. I am seeing the 12.4 million plus 2.6 million, which gets me to around 15 million. Is that in the ballpark in terms of the diluted share count I should be using for the third quarter 2010?

Stephen Light

15 is a good number, plus or minus a little bit.

Operator

Your next question comes from the line of Ian Wallace of Third Point.

Ian Wallace - Third Point

On the gross margin line, I guess when I look at the projections from the disclosure statement and kind of look at your progress year-to-date, is there a seasonal impact where maybe the mix is a little bit better in the back half of the year? Do you feel like there is seasonal impact on gross margins?

Stephen Light

I think the typical seasonal impact that you would expect is that Europe slows down in August or through the summer. As they take their vacations, there is less activity. Hence there would be less manufacturing output and less absorption. However, this summer, most of our plants in Europe are running in contrast to what they have done in the summer of 2008 and 2009. So if there were to be, I think it would be diminished.

Let me loop back about an early statement or a reference you made to the plan of reorganization. The Company has really no obligation nor intent to measure itself against the plan of reorganization, which of course was established at a snapshot in time, and conditions in the market, both the paper and the credit markets and what have you will vary, our opportunities will, vary from what we expected or anticipated during the period identified in the plan of reorganization.

Those could be up and down. So I am giving you the disclosure boilerplate that says that the plan of reorganization was good at the moment that it was put forth and appraised, but we will not delta ourselves or rationalize or put ourselves back to that. So your operational question is the kind that I can answer. Those back to the POR won’t normally get answered.

Ian Wallace - Third Point

When you look at days payable, typically we see a company has come out of restructuring, and we see days payable kind of come back up as your customers are more eager to extend you trade credit. Is that process ahead of us or is it just the case that guys didn’t shorten terms on you during the restructuring, so there isn’t upside there?

Stephen Light

We did not experience very much in terms of short-terming. Of probably a couple of thousand suppliers that we have around the world, I am only aware of a very small handful that took any kind of payment action with us at all.

So there isn’t going to be any positive snap or negative snap in payable days as relates to that. But I’ll take you back to the focus the Company has on trapped cash and emphasize that that’s sort of in the fabric of our business now to really watch the balance sheet cash.

I made a comment on it in the prepared remarks that this is something we’ve done since spring of ‘08. We like the expression trapped cash. It resonates inside the organization. I’ve actually been aware that some of our competitors have started to measure that number on their own balance sheet and compare it to ours.

We think we do a pretty good job on trade working capital management, but of course we’re not at zero trapped cash yet. We see that opportunity yet ahead of us. Whether it comes from payables, receivables or further inventory reductions is really the purview of the teams that are attacking it.

Ian Wallace - Third Point

On Slide 6, you talked about sales price change as a percent of revenue. Is that adjustive or reflective of changes in the mix or how did you calculate that number?

Stephen Light

It’s purchase price. It would incorporate mix, but simultaneously, though, the number that you’re seeing there is not adjusted for currency. So were we to adjust for currency, I think it would be more positive than what it’s showing on this graphic.

Ian Wallace - Third Point

And then you kind of mentioned realigning your production to better service your customers. And maybe as a result of that, you might be sort of manufacturing some product a little bit further away from some people, but shipping more products as a result. When I think about that, is that going to mean maybe gross margins are a little bit better, but SG&A is a little bit higher? Is that kind of how that will shake out?

Stephen Light

Well, I think what you’re referring to in the North Bay announcement, we indicated that we would be servicing customers who previously used our North Bay, Ontario, facility. We’d be servicing those customers with facilities in Neenah, Wisconsin; Middletown, Virginia; and Griffin, Georgia. And we are concentrating our best resources in those facilities.

And others that we have in the roll business in North America, we’re taking steps to improve the operational efficiency of those plants that reduces the cycle-time of a roll from the time it gets to the plant to the time it leaves with a fresh cover on it. That reduction in cycle time allows for a little longer transit time.

And in so doing, the net effect to the customer is either maintaining total roll repair cycle or actually reducing it, while giving us a better efficiency and more competitive pricing to do it.

Ian Wallace - Third Point

And PMC, you guys are running flat out. Do you think when you look across the industry, is that the case with your competitors?

Stephen Light

As you can imagine, I don’t have access to their plans. I think the whole industry is responding positively to the economic recovery. But as a prior question pointed out, and I gave my smile answer, we note that our growth rate in PMC seems to be higher than other public companies.

Ian Wallace - Third Point

The reason that I ask, twofold: one, that maybe indicates some pricing flexibility; and two, I guess it would be concerning if we saw your lead times being quite a bit longer than your competitors?

Stephen Light

Well, we are certainly concerned about minimizing lead time. We think that that fits with our whole thrust on inventory, and we’re working very hard to make sure that our lead times are competitive.

In a time of great resurgence in the market, it’s difficult to keep your lead times where they are. We’re seeing a 10% swing in demand, and certainly that’s going to have an impact on lead time.

Operator

Your next question comes from the line of Nicholas Ware from Henderson.

Nicolas Ware - Henderson

Has there been any major customer wins or losses during the first half of the year?

Stephen Light

We are not prepared to announce any major contract awards. But let me stipulate that generally contracts in our space are supply agreements; they’re not fixed quantity, fixed dollar. So when a contract is awarded, you’re told that you’ll be a participant if you sell in this price range. You have no idea how much of it you’re actually going to sell. And most of the selling actually occurs at the mills as opposed to the corporate offices.

Nicolas Ware - Henderson

And in terms of the volume trends, they just provide the charts in terms of bookings and what have you on a month-by-month basis. Are you seeing potentially volume trends for example in Asia, North America or Europe? Are you seeing differences in the market?

Stephen Light

I’m happy to tell that all of our markets are pretty healthy.

Nicolas Ware - Henderson

And is any one of those outperforming or are they all in a similar magnitude?

Stephen Light

Of course, we all know that Asia is growing. It really didn’t fall off very much last year at all, if at all. So anything that we see in terms of Asia is expansion, where North America and Europe are recovering. We don’t see North America and Europe except in specific grades and specific product areas back yet to 2008 levels, but they’re making very good progress in that direction.

Nicolas Ware - Henderson

And I’ve noticed commentators talking about double-dip fears. Are you seeing anything in terms of order volumes to make you believe that people are reigning in their expenditures? So are any of your customers getting more cautious, or are things pretty much going on a month-by-month basis the same trends?

Stephen Light

Certainly through the second quarter, only April showed contraction, and that we believe was really tied to the announcement of our bankruptcy at the end of March. We’re not seeing any slowdown, and if you look carefully at the charts, what you’ll see is that we’re hitting a new level of stability at a much higher plateau. The race to get off the bottom I think is over.

Nicolas Ware - Henderson

In terms of the amount of one offs that you’ve had in Q1 and Q2, obviously the chapter 11 process was a big cause of it. Do you think you’re going to see that amount of one off expenditure in the rest of the year? Or is it behind you?

Stephen Light

Well, I can’t imagine anything that would cost us as much as the bankruptcy cost us in the second half. So if that is the standard of the magnitude, not to worry about that. We’re always seeking as I indicated earlier I think to DeForest, we’re always looking for things we can do to improve the cost structure of the Company and we’re willing to invest to do that, but at this time I don’t have anything major on the screen that would cause there to be large one offs.

Nicolas Ware - Henderson

I noticed that David Maffucci is leaving the Company. So you’re replacing the CFO. Are there any other big management initiatives going on, because you’ve been spending 12 months firefighting, leading up to Chapter 11 and dealing with creditors and what have you? Where is the management focus going on within this business?

Stephen Light

Nicholas, I’m going to reserve my comments about Dave’s departure until the questions are over and then I have a statement I want to make about that, so I’ll address that.

But in terms of other significant management changes, nothing that I think needs the level of scrutiny requiring any kind of announcement. We’re always fine-tuning, but this management team came through the process energetically. We knew what we were trying to do, we all knew what our role was in getting it done to the best of our ability although we weren’t perfect, we compartmentalized it among the corporate folks and tried not to involve the operating people than any more than what we had to.

I think we’re all happy that it’s over. There is a great sigh of relief and now there is a lot of enthusiasm about getting into this business and bring out the new products and satisfying customers. And that’s what’s driving us today.

Most of the folks have had the opportunity to get at least a couple of days away; if not they certainly will before the end of the year. Anybody who thinks we’re worn out and tired and that creates competitive advantage for our competitors is going to be sorely mistaken. But I’ll come back and comment about Dave’s departure in just a moment.

Operator

Our final question comes from the line of Adam Ritzer from CRT Capital.

Adam Ritzer - CRT Capital

Could you give me an idea of what you’re going forward interest rate on your debt is going to be?

Stephen Light

The large note, the 407, is at LIBOR plus 6.25. And that LIBOR has a floor of 2%. The $60 million term is LIBOR floor of 2 plus 4.5. So that’s at 6.25 [should have been 6.50].

Adam Ritzer - CRT Capital

So the $17 million of quarterly interest expense is too high of modeling purposes. It’s much lower than that Q3, Q4.

Stephen Light

Yes, substantially lower than that.

Adam Ritzer - CRT Capital

And could you give an idea of what percentage of your business was in the newsprint going back ‘07, ‘08 when you were doing 150 plus of revenues each quarter?

Stephen Light

I’ll tell you that it was notionally slightly over 10%. That is probably a surprise because most people thought that Xerium had a much higher newsprint number than that, but notionally slightly north of 10%.

Adam Ritzer - CRT Capital

And is it similar percentage now for you guys, even though the industry is down?

Stephen Light

We would be trending with the industry.

Adam Ritzer - CRT Capital

So if newsprint is not that significant a percentage as people might have expected, what do you think you need to get back to where revenues were a couple of years ago when your EBITDA was, what do you need to see in the industry?

Stephen Light

We’re certainly encouraged in that direction by the growth in market and what our bookings charts show. We need to stick to our strategic plan, which of the three elements is manage the business in a fiscally very responsible manner. Bringing out new products that the customers want that gain small modicum of share and have good pricing and excellent manufacturing cost for us. And we need to make sure that the people in this organization stick together as a team and stay focused on the things that got us through these issues. And to stay focused on what our customers need from us.

I am really enthused by the performance of our new products. We of course established a plan for the growth of new products for each of the years. And I’ll tell you that we’re ahead of it. We’re very pleased with the way the chart looks. We very excited about this new product Impact, which comes on the back of Smart Roll™ and a whole bunch of others that are forthcoming.

I don’t know that we need the revenue to come back to where it was in 2008 in order to perform at high EBITDA contribution performance. 19% is not shabby or disappointing, but we do believe we can do materially better than that and are working in that direction.

Adam Ritzer - CRT Capital

One of the things you mentioned earlier was your customers are seeing inventory levels is 20% below where they were a couple of years ago. 20% of $150 million a quarter is a big number, what would take your customers to build inventory, or will it never be built back up?

Stephen Light

Let’s be sure we’re talking about the same thing. Look, I spoke to you about the 20% down was the inventory of paper machine clothing between the clothing manufacturers and the mills, not the inventory of paper. The inventory of paper as I understand it is, is essentially at all-time lows.

Adam Ritzer - CRT Capital

So focused on your inventories, not inventory in the industry, right.

Stephen Light

I personally do not want our customers to rebuild the inventories of paper machine clothing to where they were before. And the reason for that is we are bringing out a steady stream of new products for the paper machine clothing people. If a mill has a year’s worth of paper machine clothing ahead of a position that we’re trying to put a new product into, I have to wait for them to get rid of all that before I get in.

I’d like them to have relatively small inventories, so that we can continually upgrade the performance of the product and be introducing our new products on a regular basis. I am very pleased that the inventory is down. Frankly if I could ask the paper guys to do another thing, I would ask them to take another 20% of that inventory out.

I’d like them to do it gradually, I don’t want them to repeat 2009. But the lower the inventory between us and them, the faster we can get our new technologies into the machine, the faster you’ll see reduced cost on our part, and improved performance on theirs.

Adam Ritzer - CRT Capital

That makes perfect sense. Maybe you could give me an idea to what a typical month’s supply of inventory is at your customers.

Stephen Light

Our customers generally are maintaining about three inventory turns right now. And most of the positions we’re selling into on dryers, which is a relatively small piece our PMC business, we see about one inventory turn. So they’ve got a year’s worth of fabric sitting there.

I think we’ll see them probably hold where they are today. So when we go to a mill, there might be four or five pieces of fabric ahead of us. When a year ago at this time it would have been 10 or 12.

Adam Ritzer - CRT Capital

So that as you explained is actually better for you in terms of penetrating new products since they don’t have that much fabric, let’s say, in their personal pipeline.

Stephen Light

Exactly correct.

Stephen Light

Ladies and gentlemen, before we close the call, I’d like to make a comment about Dave Maffucci, who is leaving his role as the Chief Financial Officer of the Company. I’ve gotten a lot of calls directly and I’ve reserved answering that until this time.

Today, Xerium has a very well focused top team of executives in our financial operation headquartered in Raleigh. Dave along with his team, and Brian Fox, who will be stepping into the CFO role on an interim basis upon Dave’s departure, are making really terrific progress in relocating the remainder of our finance organization to Raleigh from our offices in Westborough, Massachusetts. This work will be completed by the end of the year, right on our plan.

And Brian’s role with the AlixPartners, our financial advisors throughout our recapitalization process, he and Dave have worked side-by-side for the past 14 months, as the Company resolved its credit issues. So Brian has benefited from Dave’s experience and insight as he steps into his new role.

Brian and Dave have been transitioning the CFO role for the past several weeks to assure seamless continuity. Brian and I’ve worked together occasionally since meeting in 2003, when we were on opposite sides of the negotiating table and where I came to respect his skills.

Many of you know that Brian was a major contributor to our successful credit amendment in 2008, so he already has extensive Xerium insight, knows the organization and senior team well, and is well respected here. We’ve begun the formal process of seeking a replacement for Dave. We’ll be working with one of the top national recruiting firms to execute this search and when appropriate will update you about our progress.

But of course, investors can become unsettled when a company has any significant leadership change. They wonder if there is a disagreement about strategy, personality clash between executives, or something else they should be concerned about. I can say with all sincerity, there is no disagreement between Dave and me about our strategy, our direction, our organization or our working relationship.

There are no issues between Dave and our new Board of Directors. I and they are extremely disappointed to see Dave retire from Xerium. But a little more context may be helpful.

Dave and I were introduced in the late summer of 2008, shortly after I was named Chairman of the Board. And we have worked together closely since I recruited him to join the Xerium Board of Directors in November 2008. During that time we’ve come to know, respect and appreciate each other. It was on my personal request that Dave accepted the role as the Company’s Chief Financial Officer in June 2009 here in Raleigh, North Carolina, even though he lives several hours away in Charlotte.

We both were concerned that the long work days, combined with the CFO’s obligatory travel schedule to visit our plants, lenders and investors would create a significant personal burden on him, as he’d be spending most of the year away from his family, which is very important to him. Even though he and I knew the Company was in crisis and that our prospects were uncertain at best, Dave agreed to accept the CFO position.

Some of you may think Dave’s primary contribution came during our recapitalization process, but I would disagree, as that was a tactical process with a distinct beginning and end. In my opinion, Dave’s greatest contribution to Xerium and as one that will continue long after he retires has been to bring structure and focus to a fragmented financial organization.

And to enthuse his organization with purpose and commitment matching his own, to give them clear direction and empower them to contribute. Dave embraced Xerium’s strategy number three: invest in the people, and they will create a terrific outcome. And now as he prepares to leave, I want to publicly acknowledge Dave’s dedication and contribution to the highly successful rebirth of Xerium we just completed, and for his helping to put Xerium on a solid course forward.

Without the extraordinary hours he worked and the sacrifices he and his family made, we may not have come out as well as we have. So once again to Dave, who is sitting here with me this morning, I want to say thank you and to wish he and his lovely wife Nancy the greatest of satisfaction in their future endeavors. All after a well-deserved vacation, or two

Ladies and gentlemen, that concludes our call for today, and we look forward to speaking to you in our next earnings call, in a few months.

Operator

Thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect.